Exhibit 99.1

FOOTHILL INDEPENDENT BANK POSTS RECORD FIRST QUARTER PROFITS;

INCREASES CASH DIVIDEND BY 9%

GLENDORA, CA – Foothill Independent Bancorp (Nasdaq: FOOT) today reported record profits for the first quarter of 2003. A growing balance sheet, improved asset quality and a continued focus on building core deposits contributed to increased net interest income, resulting in 8% profit growth over the first quarter last year. For the quarter ended March 31, 2003, Foothill had net income of $2.0 million, or $.31 per diluted share, compared to $1.9 million, or $.30 per share in the first quarter a year ago. Additionally, the Board has increased the company’s cash dividend by 9% to $0.12 per share, up from $0.11 per share. The dividend is payable May 19 to shareholders of record on May 5, 2003.

“We recently rolled out our expanded online banking product that empowers our customers to apply for a loan from their computer,” stated George Langley, President and Chief Executive Officer. “At the same time, they are able to personally interact with one of our experienced lenders that has loan approval authority. This blend of high-tech and high-touch has brought us new customers and expanded existing relationships.”

Assets increased 12% to $629 million, from $562 million at March 31, 2002, as total loans grew to $453 million, from $404 million a year ago. Total deposits were $558 million at March 31, 2003, compared to $505 million a year earlier. Core deposits, defined as low- and no-cost deposits, increased 15% to $477 million, representing 85% of total deposits at quarter-end, compared to $413 million, or 80% of deposits at the end of the first quarter last year.

“Our continued focus on growing core deposits has helped us drive down our cost of funds,” Langley said. “Loans grew 12%, yet interest income was flat from the first quarter last year, largely a result of the interest rate drop in November. While deposits grew 11%, our interest expense dropped 20%, helping us to grow profits despite continued net interest margin compression.”

Net interest margin was 5.43% in the first quarter of 2003, compared to 5.49% in the fourth quarter of 2002 and 5.80% in the first quarter last year. “Our margin remains at the high end of any peer comparison, and we expect that it will remain at about this level in the near-term,” Langley continued. “Approximately half of our portfolio is adjustable-rate, so margin expansion should occur when interest rates rise nationally.

“The Southern California area has remained largely insulated from the economic woes that have gripped much of the country,” Langley said. “We have maintained our strict underwriting standards, contributing to asset quality that has improved from already high levels, both at year-end and a year ago.” Non-performing assets (NPAs) decreased to $2.4 million at March 31, 2003, or 0.38% of total assets. NPAs were $2.9 million, or 0.49% of total assets at year-end 2002, and $4.1 million, or 0.72% of assets at the end of the first quarter last year. There were no loan charge-offs during the first quarter of 2003, compared to net charge-offs of $10,000 during the first quarter last year. The reserve for loan losses was $4.6 million at March 31, 2003, more than triple NPAs and representing 1.02% of gross loans.

Net interest income before the provision for loan losses increased 4% to $7.5 million in the first quarter of 2003, compared to $7.2 million in the first quarter last year. Interest income was unchanged from a year ago despite the asset growth, as yields tightened on adjustable rate loans. Interest expense decreased 20% due to declining rates and a continued focus on building low-cost deposits. Noninterest income remained relatively flat from the first quarter last year at $1.3 million, while operating expense increased by $155,000 to $5.7 million.

Despite the small increase in operating expenses, the efficiency ratio improved to 63.4% in the first quarter of 2003, compared to 65.0% in the first quarter last year. Return on average assets was 1.34% for the first quarter this year, compared to 1.36% for the same quarter a year ago. Return on average equity totaled 14.1% in the quarter, compared to 14.3% in the first quarter last year.

Shareholders’ equity was $58 million at March 31, 2003, compared to $53 million a year earlier. Book value per share increased to $9.69 per share at the end of the first quarter this year, from $8.80 per share at March 31, 2002.

Capital ratios continue to be above the “Well-Capitalized” guidelines established by the regulatory agencies. The Tier 1 Leverage Ratio was 10.78% and the Total Risk-based Capital Ratio was 13.00% at March 31, 2003.

About Foothill Independent Bancorp

Foothill Independent Bancorp is a one-bank holding company that operates Foothill Independent Bank. The wholly owned bank subsidiary currently operates 12 commercial banking offices in Los Angeles, San Bernardino and Riverside Counties. Foothill Independent Bank is consistently given the highest ratings for safety and soundness from such bank rating firms as Findley Reports, Bauer Financial Services, and Veribanc.

Forward Looking Information

This Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “1934 Act”). Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are estimates of, or expectations or beliefs regarding, our future financial condition or financial performance that are based on current information. Our business is subject to a number of risks and uncertainties that could cause our financial condition or operating results in the future (including our ability to grow earnings per share, expand net interest margin, maintain asset quality) to differ significantly from our current expectations and beliefs. Some of those risks and uncertainties are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission. Readers of this Release are urged to read the cautionary statements, which are set forth under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward Looking Information and Uncertainties Regarding Future Financial Performance” in Part II of that Report. Due to these uncertainties and risks, readers are cautioned not to place undue reliance on forward-looking statements contained in this Release, which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOOTHILL INDEPENDENT BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Year To Date March 31,		Percentage Change
(unaudited) (dollars in thousands, except per share data)	2003	2002

INTEREST INCOME
Interest on Loans & Leases	$7,847	$7,628
Interest on Securities	634	833
Interest on Federal funds sold	95	103
Interest Other	33	58

Total Interest Income	8,609	8,622	0%

INTEREST EXPENSE
Deposits	1,011	1,359
FHLB Advances and Other	93	25

Total Interest Expense	1,104	1,384	-20%

Net Interest Income	7,505	7,238	4%
Provision for Loan Losses	—	100	-100%

Net Interest Income After Loan Loss Provision	7,505	7,138	5%

OTHER OPERATING INCOME
Fees on Deposits	1,232	1,246
Gain on Sales of SBA Loans	1	1
Other	117	99

Total Other Operating Income	1,350	1,346	0%

OPERATING EXPENSES
Salaries and Employee Benefits	2,891	2,772
Occupancy & Equipment	981	1,009
Other	1,800	1,746

Total Other Operating Expenses	5,672	5,527	3%

Income Before Taxes	3,183	2,957
Income Tax	1,152	1,075

NET INCOME	$2,031	$1,882	8%

Per Share Data
Basic Earnings Per Common Share*	$0.34	$0.31	6%

Earnings Per Share – Assuming Dilution*	$0.31	$0.30	5%

Weighted Average Shares Outstanding	6,021,665	6,013,028
Weighted Average Shares Outstanding Including Dilutive Effect Of Stock Options	6,527,972	6,341,758

*	Adjusted for stock dividends and stock splits

FOOTHILL INDEPENDENT BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	March 31,		Percentage Change
(unaudited) (dollars in thousands, except per share data)	2003	2002

ASSETS:
Noninterest-Earning Demand Deposits and Cash on Hand	$31,440	$28,479
Federal Funds Sold	34,200	50,500
Interest-Earning Deposits	6,437	4,947

Total Cash and Cash Equivalents	72,077	83,926	-14%

Securities Available For Sale	80,161	47,615
Securities Held To Maturity	9,481	9,455

Total Securities	89,642	57,070	57%

Loans & Leases Receivable	452,798	403,837	12%
Reserve For Loan Losses	(4,620)	(4,296)

Loans & Leases Receivable, Net	448,178	399,541	12%

Accrued Interest Receivable	2,449	2,668
Other Real Estate Owned	—	1,342
Premises and Equipment	5,376	6,115
Federal Home Loan Bank (FHLB) Stock, at Cost	357	957
Federal Reserve Bank (FRB) Stock, at Cost	229	229
Other Assets	10,665	9,698

TOTAL ASSETS	$628,973	$561,546	12%

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Non-interest Bearing Demand Deposits	$205,687	$174,772
Savings & NOW Deposits	143,483	124,696
Money Market Deposits	127,572	113,915
Time Deposits	81,719	91,526

Total Deposits	558,461	504,909	11%

Accrued Employee Benefits	2,762	2,483
Accrued Interest and Other Liabilities	1,823	1,211
FHLB Advances		—
Other Debt	8,000	—

Total Liabilities	571,046	508,603	12%

STOCKHOLDERS’ EQUITY:
Common Stock $0.001 Par Value-Authorized, 25,000,000 Shares Issued and Outstanding, 5,978,786 and 6,019,094 Shares, Respectively	6	6
Additional Paid-in Capital	52,458	42,995
Retained Earnings	5,220	10,208
Accumulated Other Comprehensive Income Net of Taxes	243	(266)

Total Stockholders’ Equity	57,927	52,943	9%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$628,973	$561,546	12%

FOOTHILL INDEPENDENT BANCORP AND SUBSIDIARIES

OTHER DATA

	Quarter Ended March 31,
(unaudited) (dollars in thousands, except per share data)	2003	2002

Net Loans and Leases	$448,178	$399,541
Non-Performing/Non-Accrual Loans (90+ Delinquent)	$1,413	$2,708
as a Percentage of Gross Loans	0.31%	0.67%
Real Estate Owned—Loans	$—	$1,342
Total Non-Performing Assets	$2,414	$4,050
as a Percentage of Total Assets	0.38%	0.72%
Loan Loss Reserves	$4,620	$4,296
as a Percentage of Gross Loans	1.02%	1.06%
Loan Loss Provision	$—	$100
Net Charge-Offs (Recoveries)	$—	$10
Book Value Per Share**	$9.69	$8.80

**	adjusted for stock dividends and stock splits